UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported): February 27, 2013

 CHECKPOINT SYSTEMS, INC.

(Exact name of Registrant as specified in its Articles of Incorporation)

Pennsylvania	22-1895850
(State of Incorporation)	(IRS Employer Identification No.)
101 Wolf Drive, PO Box 188, Thorofare, New Jersey	08086
(Address of principal executive offices)	(Zip Code)
856-848-1800
(Registrant’s telephone number, including area code)
N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR
      240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR
      240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 27, 2013, the Board of Directors of Checkpoint Systems, Inc. ("Checkpoint" or the "Company") appointed Marc T. Giles, age 57 to serve on the Board. Mr. Giles will serve as a Class II director, with his initial term expiring at the Company's 2013 annual meeting of shareholders.

There were no arrangements or understandings between Mr. Giles and any other persons pursuant to which he was selected as a director. There have been no transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party and with which Mr. Giles or any member of his immediate family had, or will have, a direct or indirect material interest. The Board has determined that Mr. Giles meets the applicable independence requirements of the New York Stock Exchange and has not appointed him to any committees at this time.

Concurrently with his election to the Board, Mr. Giles was granted an option to purchase 10,000 shares of common stock at an exercise price of $12.2301 under the Company's Amended and Restated 2004 Omnibus Incentive Compensation Plan.

In connection with his appointment, Mr. Giles will receive the standard annual compensation for independent directors of $30,000. In addition, Mr. Giles will also be entitled to receive an annual equity grant of 7,000 restricted stock units. The non-employee director compensation program is described in further detail in the Company's Definitive Proxy Statement for its 2012 annual meeting of shareholders filed with the Securities and Exchange Commission on April 23, 2012.

The Company issued a press release on March 4, 2013 announcing the appointment of Mr. Giles to the Board of Directors. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01  Other Events

                   On March 4, 2013, the Company issued a press release announcing the appointment of Mr. Giles as a Class II Director. A copy of the press release is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits
99.1	Press Release dated March 4, 2013 issued by Checkpoint Systems, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Checkpoint Systems, Inc.

Dated: March 4, 2013	By:	/s/ George Babich, Jr.
George Babich, Jr. President and Chief Executive Officer